UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2025 (June 2, 2025)
Kirkland's, Inc.

(Exact name of Registrant as Specified in Its Charter)

Tennessee	000-49885	62-1287151
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5310 Maryland Way
Brentwood, Tennessee		37027
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 615 872-4800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KIRK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On June 2, 2025, Kirkland’s, Inc. (the “Company”) appointed James E. Schisler, age 50, as the Chief Operating Officer of the Company, effective immediately.

Mr. Schisler most recently served as the CEO of Innata Brand Strategy, a privately-owned consulting firm he founded in July 2024, to provide fractional leadership for brands, retailers, and manufacturers. Prior to Innata, Mr. Schisler had a 25-year career working on merchandising and product development for brands like Express, Inc. (“Express”), Abercrombie & Fitch Co., and Hollister. Mr. Schisler was the CEO of the UpWest Resort and Mercantile brand of Express, a brand he created and launched in November 2019 and served as CEO until July 2024. From 2013 to 2019, Mr. Schisler was a Senior Vice President of Express working directly with the CEO to lead Express’ strategic initiatives and he also managed Express’ new factory outlet concept. From 2003 to 2013, Mr. Schisler held various merchandising positions for Express with increased responsibility and scope. Prior to Express, Mr. Schisler spent six years with Abercrombie & Fitch Co. where among other things, he led the men’s merchandising team in the creation of the Hollister division.

In connection with his appointment to Chief Operating Officer, the Company’s Board of Directors (the “Board”) approved an annual base salary of $325,000 for Mr. Schisler and a target annual performance bonus of 60% of his base salary. Mr. Schisler is also entitled to participate in the Company’s long term incentive compensation program at a level of 60% of his base salary.

There are no arrangements or understandings between Mr. Schisler and any other person pursuant to which Mr. Schisler was appointed as Chief Operating Officer. Mr. Schisler is not a party to any transaction with any related person required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Director Nominations

On June 3, 2025, the Company received a notification (the “Nomination Letter”) from Beyond, Inc. of its intent to nominate Steve Woodward and Tamara Ward as directors in accordance with the terms of the Amended and Restated Investor Rights Agreement, dated May 7, 2025, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 12, 2025 (the “A&R Investor Rights Agreement”). In connection with the nominations, pursuant to the A&R Investor Rights Agreement, two of the Company’s directors are required to resign from the Board. The foregoing description of the Nomination Letter does not purport to be complete and is qualified in its entirety by the full text of the Nomination Letter, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Director Resignations

On June 2, 2025, Susan S. Lanigan informed the Company that she does not intend to stand for reelection at the 2025 Annual Meeting of Shareholders to be held on July 24, 2025. Ms. Lanigan's decision not to stand for reelection was not the result of any disagreement with the Company’s operations, policies or procedures. Ms. Lanigan served on the Company’s Compensation Committee and Governance and Nominating Committee, and following her resignation, both committees will continue to have three independent members.

On June 4, 2025, Charlie Pleas, III informed the Company that he does not intend to stand for reelection at the 2025 Annual Meeting of Shareholders to be held on July 24, 2025. Mr. Pleas’ decision not to stand for reelection was not the result of any disagreement with the Company’s operations, policies or procedures. Mr. Pleas served on the Company’s Audit Committee and Governance and Nominating Committee, and following his resignation, both committees will continue to have three independent members.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Nomination Letter from Beyond, Inc., dated June 3, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kirkland’s, Inc.

June 6, 2025	By:	/s/ W. Michael Madden
Name: W. Michael Madden
Title: Executive Vice President and Chief Financial Officer